Exhibit 99.1

FOR IMMEDIATE RELEASE

ONVIA.COM, INC.

ADOPTS STOCKHOLDER RIGHTS PLAN

Seattle, Washington, November 25, 2002 – Onvia.com, Inc. (Nasdaq:ONVI) announced today that its Board of Directors has unanimously adopted a Stockholder Rights Plan designed to enable all Onvia stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Onvia stockholders in the event that an unsolicited attempt is made to acquire Onvia. The adoption of the Rights Plan is intended to guard against any potential use of takeover tactics designed to gain control of Onvia without paying all stockholders full and fair value. Onvia’s Rights Plan is similar to the form of plan adopted by a substantial number of other public companies.

In adopting the Rights Plan, the Onvia Board of Directors considered the fact that it has recently received a revised unsolicited acquisition proposal from DGR Enterprises, Inc., whose principals include Glenn Ballman, Onvia’s former chief executive, Rob Ayer, another former Onvia executive, and David Bell, an early Onvia investor. According to its most recent SEC filing, the principals of DGR beneficially own approximately 8.29% of Onvia’s outstanding Common Stock.

The Board of Directors has not formulated any position with respect to the most recent offer from DGR, which DGR unilaterally extended from November 18, 2002 until December 6, 2002 following Onvia’s announcement that it had engaged Broadview International LLC to explore all of Onvia’s strategic alternatives for maximizing stockholder value and that this review would encompass DGR’s offer if it were extended. The Board of Directors concluded that adoption of the Rights Plan was in the best interests of Onvia’s stockholders and will assist the Board in completing its ongoing review of Onvia’s strategic alternatives and in identifying and implementing, following the completion of that review, the strategy that the Board concludes will best maximize stockholder value.

Under the Rights Plan, stockholders of record at the close of business on December 6, 2002 will receive one share purchase Right for each share of Onvia Common Stock held on that date.

The Rights, which will initially trade with the Common Stock, permit Onvia stockholders, other than the acquiror, to purchase Onvia Common Stock having a market value of twice the exercise price of the Rights when a person or group acquires 25% or more of Onvia’s Common Stock without prior Board approval. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of Onvia Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 25%, the Rights can be redeemed for $0.01 each by action of the Board. Onvia’s two largest stockholders, who are represented on the Board of Directors, beneficially own approximately 22.5% and 19.0%, respectively, of Onvia’s outstanding Common Stock.

The Rights expire on November 22, 2012. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on December 6, 2002 and thereafter.

About Onvia

Onvia.com, Inc. helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer St., Seattle, WA 98109. Tel: 206-282-5170, fax: 206-373-8961, or visit www.onvia.com. For investor relations questions, please e-mail InvestorRelations@onvia.com.

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding adoption of the Rights Plan, and there can be no assurance that the Rights Plan will be successfully implemented in the face of an unsolicited takeover attempt or that the Rights Plan will result in a higher price per share to stockholders in such event. We have no current plan to update these statements. Actual events may differ substantially from what we say today and no one should assume at a later date that the forward-looking statements provided herein are still valid.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2001, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2002, and Onvia’s Proxy Statement filed with the SEC on June 27, 2002.

In the event that DGR formally commences a tender offer by filing a Tender Offer Statement with the Securities and Exchange Commission, Onvia would be under an obligation to issue a formal recommendation or solicitation governed by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended, within the time, and containing the information, prescribed by such Rule. In the event that any such information is filed, you are advised to read such information carefully because it will contain important information.

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